Exhibit 4.5

February 14, 2013

OPEL TECHNOLOGIES INC.
121 Richmond Street West, Suite 501
Toronto, Ontario
M5H 2K1

Attention:                                         Leon M. Pierhal
President & Chief Executive Officer

Re:                             Private Placement of Units consisting of Common Shares and Warrants

IBK Capital Corp. (the “Agent”) understands that OPEL Technologies Inc. (being the “Corporation” as hereinafter defined) proposes to issue, by way of private placement, up to 15,000,000 units (the “Units”) in the capital of the Corporation at a subscription price of CDN$0.50 per Unit, each such Unit consisting of one Common Share (as defined herein) (each a “Unit Share”) and one Common Share purchase warrant (each Common Share purchase warrant being hereinafter referred to as a “Warrant”) where each Warrant is exercisable into one Common Share of the Corporation (a “Warrant Share”) to the extent exercised at any time prior to 5:00 p.m. (Toronto time) on the date that is 24 months from the Closing Date (as defined herein) (the “Warrant Exercise Period”) upon payment to the Corporation of CDN$0.75 (the “Offering”)

The Units, Unit Shares, Warrants, and Warrant Shares offered pursuant to the Offering are collectively referred to herein as the “Securities”.  The Securities may be offered by the Agent to purchasers in the Offering Jurisdictions (as defined herein).

Subject to the terms and conditions hereof, the Agent hereby agrees to act, and the Corporation hereby appoints the Agent as the sole and exclusive agent of the Corporation to offer the Securities for sale on a private placement basis in the Offering Jurisdictions and to use its commercially reasonable efforts and without underwriter liability to secure subscriptions therefor, provided that the Agent shall not be under any obligation to purchase any of the Securities.  The Agent shall be entitled, in its sole discretion, to form a selling group (the “Selling Group”) and engage therefor any other registered dealer to act as a sub-agent, and offer such sub-agent as compensation any part of the sales commission or the Agent’s Compensation Options (as defined herein).  For greater clarity, the Corporation shall not be liable for the compensation of any such Selling Group member over and above the sales commission or the Agent’s Compensation Options.  The Agent shall, however, be under no obligation to engage any sub-agent.  In the event the conditions to be satisfied by the Closing Time (as defined herein) are not met or waived as herein contemplated, all Subscription Funds (as defined herein) shall be returned to the Subscribers (as defined herein) thereof without interest or deduction and the Corporation shall pay the Agent’s Expenses (as defined herein) provided for in section 8.2 herein.

In consideration for its services hereunder, including but not limited to acting as financial advisor to the Corporation and advising on the terms, conditions and structuring of the Offering, the Agent shall be entitled to receive the consideration provided for in section 8.1 herein.

The following are the further terms and conditions of this Agreement:

ARTICLE 1
INTERPRETATION

1.1                               As used in this Agreement, including the paragraphs prior to this definitional section and any amendments hereto, unless the context otherwise requires:

(a)                                 “Agent” means IBK Capital Corp.;

(b)                                 “Agent’s Compensation Options” means the non-transferable compensation options issued to the Agent or a Selling Group member at any Closing pursuant to section 8.1(b) herein.  The Agent’s Compensation Options may also be referred to as “Broker Warrants” in the Transaction Agreements and the terms may be used interchangeably;

(c)                                  “Agent’s Counsel” means BLP Law Professional Corporation or such other legal counsel as the Agent may appoint;

(d)                                 “Agent’s Expenses” shall have the meaning as set out in section 8.2 herein;

(e)                                  “Agent’s Common Share” shall have the meaning as set out in section 8.1(b) herein;

(f)                                   “Agreement” means this agreement between the Agent and the Corporation and not any particular Article or section or other portion except as may be specified, and words such as “hereto”, “herein”, “hereunder”, “hereof” and “hereby” refer to this Agreement as the context requires;

(g)                                  “Applicable Business Laws” means all applicable federal, provincial or state legislation and regulations thereto: (i) pursuant to which the Corporation is incorporated, continued or amalgamated and (ii) of each jurisdiction in which the nature of the Corporation’s assets and business make registration, licensing and/or qualification necessary;

(h)                                 “Applicable Securities Laws” means all applicable securities laws, rules, regulations, instruments, notices, blanket orders, statements, circulars, procedures and policies in the Designated Provinces, together with all published policies, rules and regulations of the Exchange;

(i)                                     “Business Day” means a day, other than Saturdays, Sundays and statutory holidays, when the banks conducting business in the City of Toronto, Ontario are generally open for the transaction of banking business;

(j)                                    “Closing” means, on any Closing Date, the acceptance of the Subscription Agreements and the Subscription Funds by the Corporation and the execution and delivery of certificates for the Securities sold by the Corporation;

(k)                                 “Closing Date” means February 14, 2013 or such other date or dates as the Agent and the Corporation may agree and in the event of two or more Closings means the date on which the applicable Closing occurs;

(l)                                     “Closing Time” means 2:00 p.m. (Toronto time) or such other time of Closing, on the Closing Date, upon which the Agent and the Corporation may agree;

(m)                             “Common Share” as used herein means a common share in the capital of the Corporation, as constituted on the date hereof;

(n)                                 “Corporation” means OPEL Technologies Inc.;

(o)                                 “Corporation’s Counsel” means Stikeman Keeley Spiegel Pasternack LLP or such other legal counsel as the Corporation may appoint;

(p)                                 “Designated Provinces” means each of the provinces and territories of Canada to the extent that any Subscribers are resident therein;

(q)                                 “Environmental Laws” shall have the meaning as set out in clause 4.1(dd)(i) herein;

(r)                                    “Exchange” means the TSX Venture Exchange, a division of TMX Group Inc. or any other such recognized stock exchange the securities of the Corporation are listed on;

(s)                                   “Financial Statements” means, collectively, the audited consolidated comparative financial statements of the Corporation for the years ended December 31, 2010 and December 31, 2011 and the unaudited financial statements of the Corporation for the twelve months ended December 31, 2012;

(t)                                    “Government Authority” shall have the meaning as set out in clause 4.1(dd)(iii) herein;

(u)                                 “Indemnified Parties” and “Indemnified Person” shall have the meanings as set out in section 11.1 herein;

(v)                                 “Liabilities” shall have the meaning as set out in section 11.1 herein;

(w)                               “Material Contract” means any contract to which the Corporation or any of its Subsidiaries is a party which is material to the Corporation and its Subsidiaries on a consolidated basis;

(x)                                 “Maximum Subscription” means CDN$7,500,000 with respect to the Offering;

(y)                                 “NI 45-106” means National Instrument 45-106 — Prospectus and Registration Exemptions as adopted by the Canadian Securities Administrators;

(z)                                  “Offering” shall have the meaning as set out on page 1 hereof;

(aa)                          “Offering Jurisdictions” means the Designated Provinces and such other jurisdictions, other than the United States of America, as the Agent and the Corporation may agree prior to the Closing Date;

(bb)                          “PDF” means an electronic file format that has captured all the elements of a printed document as an electronic image;

(cc)                            “person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator, or other legal representative;

(dd)                          “Public Record” means all information filed by and on behalf of the Corporation or any of its Subsidiaries with any Securities Commission, stock exchange, governmental agency, regulatory body or any other competent authority on or during the 12 months preceding the date hereof;

(ee)                            “Securities” shall have the meaning as set out on page 1 hereof;

(ff)                              “Securities Commissions” means the securities commissions or similar regulatory authorities in the Designated Provinces;

(gg)                            “Selling Group” shall have the meaning as set out on page 1 hereof;

(hh)                          “Subscriber” means a person who subscribes for, and upon Closing, purchases the Units described herein;

(ii)                                  “Subscription Agreements” means the subscription agreements to be entered into at Closing between the Corporation and each of the Subscribers setting out the contractual relationship between the Corporation and the Subscribers, in form and substance satisfactory to the Corporation and the Agent;

(jj)                                “Subscription Funds” means all funds received with respect to all subscriptions for the Units in accordance with the terms and provisions of this Agreement;

(kk)                          “Subsidiary” has the meaning attributed thereto in NI 45-106 and includes any Subsidiary of the Corporation as listed in Schedule “A” attached hereto;

(ll)                                  “Transaction Agreements” means this Agreement, the Subscription Agreements, the certificates representing the Warrants and the certificates representing the Agent’s Compensation Options;

(mm)                  “Transfer Agent” means Equity Financial Trust Company in its capacity as registrar and transfer agent for the Common Shares;

(nn)                          “Units” shall have the meaning as set out on page 1 hereof;

(oo)                          “Unit Share” shall have the meaning as set out on page 1 hereof;

(pp)                          “U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(qq)                          “Warrant” shall have the meaning as set out on page 1 hereof;

(rr)                                “Warrant Exercise Period” shall have the meaning as set out on page 1 hereof; and

(ss)                              “Warrant Share” shall have the meaning as set out on page 1 hereof.

1.2                               In addition, the terms “misrepresentation”, “material change” and “material fact” shall have the meanings ascribed thereto under the Securities Act (Ontario) and “distribution” or “distribution to the public”, as the case may be, shall also have the meaning as defined under the Securities Act (Ontario) and “distribute” has a corresponding meaning.

ARTICLE 2
OFFERING OF THE SECURITIES

2.1                               The Corporation has prepared or will prepare the Subscription Agreements in compliance with Applicable Securities Laws and the Agent shall take all other reasonable steps and proceedings in compliance with Applicable Securities Laws that may be necessary to utilize the Subscription Agreements in connection with the Offering.

2.2                               The Corporation represents, warrants, covenants and agrees that its representations and warranties set forth in the Subscription Agreements are true and correct and that the Corporation will fully comply with the covenants and agreements of the Corporation set forth therein.

2.3                               The Agent will only sell the Securities to persons in the Offering Jurisdictions who represent themselves as being;

(a)                                 persons purchasing as principal or deemed to be purchasing as principal under applicable securities laws or purchasing as authorized agent on behalf of a disclosed person that is purchasing as principal or deemed to be purchasing as principal under applicable securities laws; and

(b)                                 qualified to purchase Securities under the applicable exemptions under the applicable securities laws in the Offering Jurisdictions.

ARTICLE 3
DUE DILIGENCE REVIEW

3.1                               Prior to the Closing Time the Corporation shall allow the Agent the opportunity to conduct due diligence and to obtain, acting reasonably, satisfactory results therefrom.  In particular, the Corporation shall allow the Agent and the Agent’s Counsel to conduct all due diligence which the Agent may reasonably require or consider necessary or appropriate in order to confirm that the Public Record is accurate, complete and current in all material respects and to fulfill the Agent’s obligations as a registrant under

Applicable Securities Laws and will provide to the Agent, Agent’s Counsel and any consultants of the Agent reasonable access to the properties, senior management personnel and corporate, financial and other records of the Corporation and each of its Subsidiaries for the purposes of conducting such due diligence reviews.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF THE CORPORATION

4.1                               The Corporation represents and warrants to the Agent and the Subscribers, and acknowledges that the Agent and Subscribers are relying upon such representations and warranties, that:

(a)                                 the Corporation has full corporate power and authority to undertake the Offering contemplated hereby and with respect to the securities underlying the Units and:

(i)                                     at the Closing Time, the Unit Shares and the Warrants will be duly and validly authorized and at Closing the Unit Shares and the Warrants will be issued as fully paid and non-assessable securities of the Corporation, and

(ii)                                  the Warrant Shares will have been duly allotted and reserved for issuance upon exercise of the Warrants and, upon due exercise of the Warrants and payment to the Corporation of the exercise price therefor, each Warrant Share will be issued as a fully paid and non-assessable Common Share;

(b)                                 the Corporation has full corporate power and authority to create and issue the Agent’s Compensation Options contemplated hereby and with respect to the securities underlying the Agent’s Compensation Options, and:

(i)                                     at the Closing Time the Agent’s Common Shares will be duly and validly authorized, allotted and reserved for issuance to the holder of the Agent’s Compensation Options and when the Agent’s Compensation Options are duly exercised in accordance with their terms and payment to the Corporation of the exercise price therefor, the Agent’s Common Shares underlying the Agent’s Compensation Options will be issued as fully paid and non-assessable Common Shares;

(c)                                  the Corporation has no Subsidiaries with material assets other than those identified on Schedule “A” hereto;

(d)                                 the Corporation and each of its Subsidiaries has been duly incorporated, amalgamated or continued and is validly subsisting under the laws of its jurisdiction of incorporation, amalgamation or continuance, and each has the corporate capacity to carry on its business as it is presently and proposed to be carried on and is duly registered to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its business makes such registration necessary, and has all requisite power and authority to carry on its business as it is currently and is proposed to be carried and to own, lease and operate its properties and assets;

(e)                                  the Corporation and each of its Subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations and is duly licensed, registered or qualified to carry on its business as currently conducted, except to the extent that the failure to so comply or to be so licensed, registered or qualified would not have a material adverse effect on the Corporation, and all such licenses, registrations or qualifications which are material are valid and existing in good standing, and neither the Corporation nor any of its Subsidiaries is aware of any legislation, regulation, rule or lawful requirements presently in force or proposed to be brought into force under which the Corporation anticipates the Corporation or any of its Subsidiaries will be unable to comply with without materially adversely affecting the Corporation or any of its Subsidiaries;

(f)                                   there has not been any material change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Corporation from the position set forth in the Financial Statements that have not otherwise been disclosed in the Public Record and there has not been any material adverse change in the business, operations or condition (financial or otherwise) or results of the operations of the Corporation since September 30. 2012 that has not otherwise been disclosed in the Public Record, and there are no material facts, transactions, events or occurrences which could have a materially adverse impact on such capital, assets, liabilities, obligations, business, operations, condition or prospects of the Corporation of which the Corporation is aware which have not been generally disclosed in the Public Record;

(g)                                  there has not been any material change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of any of the Subsidiaries of the Corporation from the position set forth in their respective financial statements that have not otherwise been disclosed in the Public Record and there has not been any material adverse change in the business, operations or condition (financial or otherwise) or results of the operations of any of the Subsidiaries of the Corporation since September 30. 2012 that has not otherwise been disclosed in the Public Record and there are no material facts, transactions, events or occurrences which could have a materially adverse impact on such capital, assets, liabilities, obligations, business, operations, condition or prospects of any of the Subsidiaries of the Corporation of which the Corporation is aware which have not been generally disclosed in the Public Record;

(h)                                 the Financial Statements, prepared in accordance with generally accepted accounting principles applied on a consistent basis and together with the certification of the Corporation’s annual filings for December 31, 2010 and December 31, 2011 fairly represent the financial position and condition of the Corporation (taken as a whole) as at the dates thereof and reflect all material liabilities (absolute, accrued, contingent or otherwise) of the Corporation as at the dates thereof and the Corporation has no additional material liabilities which are not set forth in the Financial Statements and the assets of the Corporation are as set forth in the Public Record;

(i)                                     the auditors of the Corporation who audited the Financial Statements of the Corporation are independent public accountants as required by Applicable Securities Laws;

(j)                                    there has not been a “reportable event” (within the meaning of National Instrument 51-102 — Continuous Disclosure Obligations) with respect to the present or any former auditor of the Corporation;

(k)                                 there are no actions, suits, proceedings or inquiries pending or, to the knowledge of the Corporation or any of its Subsidiaries, threatened against or affecting the Corporation or any of its Subsidiaries, at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency which may in any way materially adversely affect the business, operations or condition (financial or otherwise) of the Corporation or any of its Subsidiaries (taken as a whole), which may affect the distribution of the Securities, the Agent’s Compensation Options or the securities comprised therein or which would impair the ability of the Corporation to consummate the transactions contemplated hereby or to duly observe and perform any of its covenants or obligations contained herein or in the Subscription Agreements and neither the Corporation nor any of its Subsidiaries is aware of any existing ground on which such action, suit, proceeding or inquiry might be commenced with any reasonable likelihood of success;

(l)                                     neither the Corporation nor any of its Subsidiaries is in breach or violation of or default under (and no event has occurred and is continuing which with the giving of notice or lapse of time or both would constitute an event of default under) any of their respective Material Contracts;

(m)                             neither the execution and delivery by the Corporation of any of the Transaction Agreements, nor the consummation of the transactions contemplated thereby, nor the due observance and performance by the Corporation of any of its covenants or obligations contained therein conflicts or will conflict with, results or will result in a breach or violation of, or constitutes or will constitute a default (or any event which with the giving of notice or lapse of time or both would constitute an event of default) under any of the terms or provisions of the constating documents or by-laws of the Corporation or of any resolutions of the directors or shareholders of the Corporation, or of any of the terms or provisions of any material mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which the Corporation is bound or to which any of its respective properties or assets are subject or of any judgment, decree, order, law, rule or regulation by which the Corporation is bound or to which any of its properties or assets is subject, the effect of any of which breaches, violates, conflicts or defaults, singularly or in the aggregate, might materially adversely affect the business, operations or condition (financial or otherwise) of the Corporation or would impair the ability of the Corporation to consummate the transactions contemplated hereby or to duly observe and perform any of its covenants or obligations contained in the Transaction Agreements;

(n)                                 the information and statements set forth in the Public Record were true, correct and complete in all material respects and did not contain any misrepresentation, as of the date of such information or statement, and were prepared in accordance with and complied with Applicable Business Laws and Applicable Securities Laws and neither the Corporation nor any of its Subsidiaries has filed any confidential material change reports still maintained on a confidential basis;

(o)                                 except as disclosed in the Public Record, neither the Corporation nor any of its Subsidiaries owe any amount to, nor has the Corporation or any of its Subsidiaries any present loans to, or borrowed any amount from or is otherwise indebted to, any officer, director, employee or securityholder of either of them or any person not dealing at “arm’s length” (as such term is defined in the Income Tax Act (Canada) with any of them except for usual employee reimbursements and compensation paid in the ordinary and normal course of the business of the Corporation or any of its Subsidiaries;

(p)                                 except usual employee or consulting arrangements made in the ordinary and normal course of business, neither the Corporation nor any of its Subsidiaries is a party to any contract, agreement or understanding with any officer, director, employee or securityholder thereof or any other person not dealing at arm’s length with the Corporation;

(q)                                 no officer, director or employee of the Corporation or any of its Subsidiaries and no person which is an affiliate or associate of any of the foregoing persons, owns, directly or indirectly, any interest (except for shares representing less the 5% of the outstanding shares of any class or series of any publicly traded company) in, or is an officer, director, employee or consultant of, any person which is, or is engaged in, a business competitive with the business of the Corporation or any of its Subsidiaries which could materially adversely impact on the ability to properly perform the services to be performed by such person for the Corporation or any of its Subsidiaries;

(r)                                    no officer, director, employee or securityholder of the Corporation or any of its Subsidiaries has any cause of action or other claim whatsoever against, or owes any amount to, the Corporation or any of its Subsidiaries except for claims in the ordinary and normal course of the business of the Corporation or any of its Subsidiaries such as for accrued vacation pay or other amounts or matters which would not be material to the Corporation or any of its Subsidiaries;

(s)                                   the Corporation is not aware of any licensing or legislation, regulation, by-law or other lawful requirement of any governmental body having lawful jurisdiction over the Corporation or any of its Subsidiaries that the Corporation or any of its Subsidiaries is not in compliance with, which would reasonably be likely to have a material adverse affect on the Corporation or any of its Subsidiaries or their business;

(t)                                    the authorized capital of the Corporation consists of an unlimited number of Common Shares, of which as of the date of this Agreement, 117,803,615

Common Shares were issued and outstanding as fully paid and, except as detailed on Schedule “B” hereto, as at the date of this Agreement no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the issue or allotment of any unissued shares in the capital of the Corporation or any other security convertible into or exchangeable or exercisable for any such shares or to require the Corporation to purchase, redeem or otherwise acquire any of the issued and outstanding Common Shares;

(u)                                 the Corporation has full corporate power and authority to enter into the Transaction Agreements and to perform its obligations set out therein, and the Transaction Agreements will on the Closing Date be duly authorized, executed and delivered by the Corporation, and the Transaction Agreements will be, at the Closing Time and thereafter, legal, valid and binding obligations of the Corporation and enforceable against the Corporation in accordance with their respective terms, subject to the general qualifications that:

(i)                                     enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally,

(ii)                                  equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court and the courts have statutory and inherent powers to stay proceedings before them,

(iii)                               rights to indemnity and contribution hereunder may be limited under applicable law or court order, and

(iv)                              laws regarding limitations of actions apply;

(v)                                 no Securities Commission, stock exchange, governmental agency, regulatory body or any similar regulatory authority has issued any order which is currently outstanding preventing or suspending trading in any securities of the Corporation or any of its Subsidiaries; no such proceeding is, to the knowledge of the Corporation or any of its Subsidiaries; pending, contemplated or threatened; and neither the Corporation nor any of its Subsidiaries is in default of any requirement of Applicable Business Laws or Applicable Securities Laws which would have a material effect on the Offering or the Corporation;

(w)                               the Corporation has taken or will take prior to the Closing Date all such steps as may be necessary to comply with the requirements of Applicable Securities Laws such that the Securities may, in accordance with Applicable Securities Laws, be offered for sale and sold on a private placement basis to the public in the Offering Jurisdictions through the Agent or any member of the Selling Group registered in any of the Offering Jurisdictions and complying with applicable securities laws by way of the exemptions from the prospectus requirements in the Offering Jurisdictions;

(x)                                 the Transfer Agent at its principal office in Toronto, Ontario is the duly appointed registrar and transfer agent for the Common Shares;

(y)                                 the issued and outstanding Common Shares are quoted for trading on the Exchange and the Corporation is in material compliance with the by-laws, rules and regulations of the Exchange;

(z)                                  the Corporation has taken or will take prior to the Closing Date all such steps as may be necessary to obtain the conditional approval of the Exchange to issue the Common Shares comprised within the Securities and the Agent’s Compensation Options, subject only to the filing of certain documents and the payment of additional listing fees;

(aa)                          the Corporation is a “reporting issuer” in each of British Columbia, Alberta, Ontario and Quebec within the meaning of the Applicable Securities Laws in such provinces and is not in default of any requirement in relation thereto, and is an “electronic filer” under National Instrument 13-101 (SEDAR);

(bb)                          the definitive form of certificate for the Common Shares has been duly approved by the directors of the Corporation, is in due and proper form under the laws governing the Corporation and complies with the requirements of the Exchange;

(cc)                            the books of account and other records of the Corporation and each of its Subsidiaries, whether of a financial or accounting nature or otherwise, have been maintained in accordance with prudent business practices;

(dd)                          except to the extent that any violation or other matter referred to in this subparagraph does not have a material adverse effect on the business, financial condition, assets, properties, liabilities or operations of the Corporation or any of its Subsidiaries:

(i)                                     neither the Corporation nor any of its Subsidiaries is in violation of, and has operated its business at all times in compliance with, all applicable federal, provincial, state, municipal or local laws, regulations, orders, government decrees or ordinances having force of law on the relevant date with respect to environmental, health or safety matters in those jurisdictions wherein the Corporation and each of its Subsidiaries conducts business (collectively, “Environmental Laws”),

(ii)                                  no orders, directions or notices have been issued, and none remain outstanding pursuant to any Environmental Laws relating to the business or assets of the Corporation or any of its Subsidiaries,

(iii)                               neither the Corporation nor any of its Subsidiaries have failed to report to the proper federal, provincial, municipal or other political subdivision, government, department, commission, board, bureau, agency or instrumentality, domestic or foreign (“Government Authority”) the occurrence of any event which is required to be so reported by any Environmental Law,

(iv)                              the Corporation and each of its Subsidiaries holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of its business and the ownership and use of its assets and all such licenses, permits and approvals are in full force and effect except for:

(a)                                 notifications and conditions of general application to assets of the type owned by the Corporation or any of its Subsidiaries, and

(b)                                 notifications relating to reclamation obligations under applicable law, and

(v)                                 neither the Corporation nor any of its Subsidiaries have received any notification pursuant to any Environmental Laws that any work, repairs, constructions or capital expenditures are required to be made by any of them as a condition of continued compliance with any Environmental Laws or any licence, permit or approval issued pursuant thereto, or that any licence, permit or approval referred to above is about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

(ee)                            with such exceptions as are not material to the Corporation or any of its Subsidiaries, the Corporation and each of its Subsidiaries has duly and on a timely basis filed all tax returns required to be filed by it, has paid all taxes due and payable by it and has paid all assessments and re-assessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any Government Authority to be due and owing and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation or any of its Subsidiaries and there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation or any of its Subsidiaries in respect of taxes, governmental charges or assessments or any matters under discussion with any government authority relating to taxes, governmental charges or assessments asserted by any such authority;

(ff)                              the Corporation has not granted any rights of first refusal with respect to any equity (or securities convertible into equity) financing, which rights of first refusal are existing and will be in effect as at the date of Closing of the Offering;

(gg)                            except for the Agent and any Selling Group member engaged by the Agent, there is no other person, firm or corporation acting or purporting to act at the request of the Corporation who is entitled to any compensation or any finder’s, underwriter’s or agency fee in connection with the transactions contemplated hereby;

(hh)                          other than the Exchange, no authorization, approval or consent of any court or government authority or agency is required to be obtained by the Corporation or any of its Subsidiaries in connection with the sale and delivery of the Securities or the Agent’s Compensation Options except as contemplated hereby;

(ii)                                  the minute books for the Corporation contain full, true and correct copies of the constating documents of the Corporation, and contain copies of all minutes of all meetings and all consent resolutions of the directors, committees of directors and shareholders of the Corporation, and all such meetings were duly called and properly held and all consent resolutions were properly adopted;

(jj)                                the Corporation and each of its Subsidiaries is in compliance with its continuous disclosure obligations under Applicable Securities Laws;

(kk)                          except as qualified by the Public Record, the Corporation represents, warrants and confirms that: (i) the Corporation and each of its Subsidiaries is the beneficial owner of its patents, intellectual property, technology, business and assets or has the right to acquire interests in such patents, intellectual property, technology, business or assets, (ii) all agreements by which the Corporation or any of its Subsidiaries holds an interest in any patents, intellectual property, technology, business or assets are in good standing in all material respects according to their terms and (iii) the patents of the Corporation and each of its Subsidiaries are in good standing in all material respects under the applicable laws of the jurisdictions in which the Corporation conducts its business;

(ll)                                  there are no judgments against the Corporations or any of its Subsidiaries, which are unsatisfied, nor are there any consent decrees or injunctions to which the Corporation or any of its Subsidiaries are subject;

(mm)                  the Corporation will not have taken any action which would be reasonably expected to result in the delisting or suspension of the Common Shares on or from the Exchange and the Corporation will have complied, in all material respects, with the applicable rules and regulations of such exchange;

(nn)                          the Corporation and each of its Subsidiaries has established on its books and records reserves which are adequate for payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Corporation or any of its Subsidiaries except for taxes not yet due, and there are no audits of any of the tax returns of the Corporation or any of its Subsidiaries which are known by the Corporation’s management to be pending, and there are no claims which have been or may be asserted relating to any such tax returns which, if determined adversely, would result in the assertion by any governmental agency of any deficiency which would have a material adverse effect on the properties, business or assets of the Corporation or any of its Subsidiaries;

(oo)                          the Corporation is not an “investment company” within the meaning of the Investment Company Act of 1940 (United States), as amended;

(pp)                          the Corporation is a “foreign issuer” and there is no “substantial U.S. market interest” (as such terms are defined in Regulation S of the U.S. Securities Act) in the Securities;

(qq)                          neither the Corporation nor any of its Subsidiaries, nor any person acting on its or their behalf: (i) has made or will make any “directed selling efforts” (as such term is defined in Regulation S of the U. S. Securities Act) in the United States, or (ii) has engaged in or will engage in any form of “general solicitation” or “general advertising” (as such terms are defined in Rule 502 (c) under Regulation D of the U.S. Securities Act) in the United States with respect to offers or sales of the Securities, it being understood that the Corporation’s representations hereunder do not extend to any activities of the Agent;

(rr)                                the Corporation is not required to file reports under subsection 13(a) or subsection 15(d) of the United States Securities Exchange Act of 1934, as amended;

(ss)                              neither the Corporation nor any of its Subsidiaries have, for a period of six (6) months prior to the date hereof, sold, offered for sale or solicited any offer to buy any of its securities in a manner that would be integrated with the offer and sale of the Securities and would cause the exemption from registration set forth in Rule 506 of Regulation D or Rule 903 of Regulation S of the U.S. Securities Act to become unavailable with respect to the offer and sale of the Securities;

(tt)                                the Corporation represents, warrants, covenants and agrees that its representations and warranties set forth in the Subscription Agreements are true and correct and that the Corporation will fully comply with the covenants and agreements of the Corporation set forth therein;  and

(uu)                          the Corporation, following acceptance of a Subscription Agreement, confirms that such acceptance constitutes a legal and binding obligation of the Corporation, enforceable against it subject to subsection 4.1(u).

4.2                               The Agent represents and warrants to the Corporation, and acknowledges that the Corporation is relying upon such representations and warranties, that:

(a)                                 the Agent is a valid and subsisting corporation under the law of the jurisdiction in which it was incorporated, being Ontario, and has good and sufficient power and authority to enter into this Agreement and complete the transactions under this Agreement on the terms and conditions set forth herein;

(b)                                 neither the Agent, nor any member of the Selling Group has made any representation or warranty on behalf of the Corporation;

(c)                                  the Agent has not solicited offers to purchase or sell the Securities so as to require the registration of, or filing of a prospectus, offering memorandum or similar disclosure document with respect to the Securities under Applicable Securities Laws;

(d)                                 the Agent has only offered or sold the Securities in the Offering Jurisdictions and only to those persons that are qualified to purchase the Securities under exemptions as set out in applicable securities laws;

(e)                                  the Agent has refrained from providing to prospective purchasers an offering memorandum within the meaning of Applicable Securities Laws, or any other document purported to describe the business and affairs of the Corporation, and from advertising the Offering in: (i) printed media of general and regular circulation, (ii) radio, (iii) television, (iv) telecommunication (including electronic display), or (v) on any green sheet or other internal marketing document without the consent of the Corporation; and

(f)                                   the Agent and any member of the Selling Group will be acquiring the non-transferable Agent’s Compensation Options as principal for their own account and are qualified to acquire the Agent’s Compensation Options under the exemptions set out in NI 45-106.

ARTICLE 5
CORPORATION’S COVENANTS

5.1                               The Corporation hereby covenants to and with the Agent and the Subscribers and acknowledges that the Agent and the Subscribers are relying upon such covenants, as follows:

(a)                                 the Corporation will use its best efforts to fulfill or cause to be fulfilled, at or prior to the Closing Time, each of the conditions set out in Article 7;

(b)                                 the Corporation will ensure that at all times a sufficient number of Common Shares are allotted and reserved:

(i)                                     for the issuance of the Unit Shares comprised within the Securities,

(ii)                                  for the issuance of the Warrant Shares upon the due exercise of the Warrants comprised within the Securities,

(iii)                               for the issuance of the Agent’s Common Shares upon the due exercise of the Agent’s Compensation Options,

and the Corporation will make all necessary arrangements for the provisions of this clause to be effected;

(c)                                  during the period commencing with the date hereof and ending on the conclusion of the distribution of the Unit Shares, Warrants and Warrant Shares comprised within the Securities and the Agent’s Common Shares comprised within the Agent’s Compensation Options the Corporation will promptly inform the Agent of:

(i)                                     any request of any Securities Commission for any amendment to the Public Record or for any additional information which may be material to the distribution of the Securities, the Agent’s Compensation Options or the securities comprised therein,

(ii)                                  the issuance by any Securities Commission, stock exchange or by any other competent authority of any order to cease or suspend trading of any securities of the Corporation or any of its Subsidiaries, or of the institution or threat of institution of any proceedings for that purpose, or

(iii)                               the receipt by the Corporation or any of its Subsidiaries of any communication from any Securities Commission, stock exchange, governmental agency, regulatory body or any other competent authority relating to the Public Record or the offering of the Securities or the Agent’s Compensation Options,

and except as otherwise agreed by the Agent, the Corporation will use its best efforts to prevent the issuance of any such cease trading order or suspension order and, if issued, to obtain the withdrawal thereof as soon as possible;

(d)                                 during the period commencing on the date hereof and ending on the date which is six (6) months following the Closing Date, the Corporation will use its best efforts to promptly provide to the Agent, upon the filing or issuance thereof:

(i)                                     any proposed document, including without limitation, any annual information form, material change report, information circular or other continuous disclosure document which is prescribed by the Applicable Securities Laws, which is or may be deemed to be part of the Public Record, or

(ii)                                  any press release (subject to the Corporation’s obligations under Applicable Securities Laws to make timely disclosure of material information);

(e)                                  the Corporation shall not take any action that would prevent the Corporation and the Agent from relying on the exemptions from the prospectus requirements of Applicable Securities Laws as contemplated by the Subscription Agreements;

(f)                                   the Corporation will comply with all covenants of the Corporation set forth in the Subscription Agreements and will perform all the obligations to be performed by it under this Agreement and the Subscription Agreements;

(g)                                  the Corporation will allow the Agent and the Agent’s Counsel to participate fully in the preparation of the Subscription Agreement, Warrants and Agent’s Compensation Options;

(h)                                 the Corporation and each of its Subsidiaries will make available its senior management persons to meet with potential investors if so requested by the Agent;

(i)                                     other than pursuant to the Offering or Material Contracts which are in force on the date hereof, the Corporation will not, from the date hereof until that date that is six (6) months following the Closing Date, directly or indirectly, sell, or offer to sell, or announce the offering of, or enter into or make any agreement or understanding, or announce the making or entry into any agreement or understanding, to issue, sell or exchange any Common Shares of the Corporation or securities exchangeable or convertible into Common Shares of the Corporation without the prior written consent of the Agent, not to be unreasonably withheld, provided that notwithstanding the foregoing the Corporation may:

(i)                                     grant stock options under the Corporation’s existing stock option plan,

(ii)                                  issue Common Shares of the Corporation to the holders of stock options, Common Share purchase warrants or other securities convertible into or exchangeable for Common Shares of the Corporation that are outstanding on the date hereof or were granted as described under (i) herein, and are convertible or exchangeable by their terms within such period,

(iii)                               issue Common Shares of the Corporation in connection with the acquisition of any patent, intellectual property, technology, or other properties or assets in the ordinary course of business, and

(iv)                              issue Common Shares of the Corporation in connection with the entering into by the Corporation of any joint venture agreements in respect of the Corporation’s business operations;

(j)                                    the Corporation will make all necessary arrangements for the issue (at the cost of the Corporation, other than any applicable transfer taxes) of the definitive certificates representing the Warrants comprised within the Securities;

(k)                                 the Corporation will take all such steps as are necessary to obtain final approval of the Exchange to issue the Common Shares comprised within the Securities and the Agent’s Compensation Option’s, subject only to the filing of certain documents and the payment of additional listing fees;

(l)                                     the Corporation will promptly notify the Agent in writing if, prior to termination of the distribution of the Securities, the Agent’s Compensation Options and the securities comprised therein, there shall occur any material change or change in a material fact (in either case, whether actual, anticipated, contemplated or threatened and other than a material change or change in a material fact relating solely to the Agent) or any event or development involving a prospective material change or a change in a material fact in any or all of the business, affairs, operations, assets (including information or data relating to the estimated value or book value of assets), liabilities (contingent or otherwise), financial position, capital, ownership, control or management of the Corporation or any of its Subsidiaries or any other change which is of such a nature as to result in, or could result in, a misrepresentation in the Public Record or could render any of the foregoing not in compliance with any of the Applicable Business Laws or the

Applicable Securities Laws or the discovery by the Corporation of any misrepresentation in any part of the Public Record;

(m)                             in respect of any such actual, anticipated, contemplated, threatened or prospective change referred to in subsection 5.1(l), the Corporation will, to the reasonable satisfaction of the Agent, issue or file, as applicable, promptly and, in any event, within all applicable time limitation periods with the Securities Commissions, stock exchange, governmental agency, regulatory body or any other competent authority with jurisdiction, in the case of a material adverse change, a press release and material change report as may be required under the Applicable Securities Laws, and shall comply with all other applicable filing and other requirements under the Applicable Securities Laws; provided that the Corporation shall not be required to file a registration statement or either register or qualify the Securities or the Agent’s Compensation Options for distribution outside of the Designated Provinces;

(n)                                 the Corporation will in good faith discuss with the Agent as promptly as possible any circumstance or event which is of such nature that there is or ought to be consideration given as to whether there may be a material change or change in a material fact as described in subsection 5.1(l) or subsection 5.1(m);

(o)                                 during the period commencing on the date hereof and ending six (6) months following the Closing Date, the Corporation shall not, (and, for greater certainty, shall not publicly announce any intention to do any of the following) retain any other financial advisor, representative, agent or other institution or person (other than lawyers, accountants and consultants) in connection with a private placement equity financing without the prior written consent of the Agent, such consent not to be arbitrarily or unreasonably withheld;

(p)                                 the Corporation shall use the proceeds of the Offering and the Agent’s Compensation Options to pay the expenses of the Offering, to cover the ongoing business expenses of the Corporation and for general working capital; and

(q)                                 on Closing, the Corporation will issue the Agent’s Compensation Options to the Agent (or as otherwise directed by the Agent).

ARTICLE 6
CLOSING

6.1                               The sale of the Securities shall be completed at the Closing Time at the offices of IBK Capital Corp., the Agent, in Toronto, Ontario or at such other place as the Corporation and the Agent may agree.  Subject to the satisfaction of the conditions set forth in Article 7, the Agent, on or before the Closing Date, as applicable, shall deliver to the Corporation:

(a)                                 all completed Subscription Agreements (including any applicable documents specifically referred to in the Subscription Agreements);

(b)                                 a summary of the names, addresses and number and type of Securities subscribed for by each Subscriber at such Closing, as set out in section 7.4; and

(c)                                  a certified cheque, bank draft or money order payable to the Corporation at par in an amount equal to the aggregate of all subscriptions for Securities delivered to and accepted by the Corporation, net of the Agent’s fees and expenses as set out in Article 8 herein, against delivery by the Corporation of the certificates referred to in subsection 7.1(g) together with such other documents as may be required pursuant to section 7.1 herein.

The Corporation may not reject any properly completed Subscription Agreement which is in compliance with Applicable Securities Laws unless: (i) the Subscription Funds for the Securities subscribed for pursuant to all Subscription Agreements tendered by the Agent exceeds the Maximum Subscription, in which case Subscription Agreements representing the over-subscription may, after consultation with the Agent, be rejected, or (ii) if a Subscription Agreement or Subscription Agreements creates a new insider or control person as such terms are defined by Applicable Securities Laws.

ARTICLE 7
CONDITIONS OF CLOSING

7.1                               The obligations of the Agent hereunder shall be conditional upon the Agent receiving, and the Agent shall have the right on the Closing Date on behalf of Subscribers to withdraw all subscriptions delivered and not previously withdrawn by Subscribers unless the Agent receives, on the Closing Date:

(a)                                 a legal opinion of the Corporation’s Counsel addressed to the Agent and the Agent’s Counsel in form and substance satisfactory to the Agent, with respect to such matters as the Agent may reasonably request relating to the Offering, including, without limitation:

(i)                                     the due organization and valid existence of the Corporation,

(ii)                                  the corporate power and capacity of the Corporation,

(iii)                               the authorized, issued and outstanding capital of the Corporation,

(iv)                              the Securities, the Agent’s Compensation Options and the securities comprised therein having been duly authorized, allotted and reserved for issuance and the Unit Shares, the Warrants and the Warrant Shares comprised within the Securities and Agent’s Common Shares comprised within the Agent’s Compensation Options, when issued and paid for in accordance with their respective terms, being fully paid and non-assessable,

(v)                                 the due and proper appointment of the Transfer Agent,

(vi)                              the due authorization, execution, delivery and enforceability of the Transaction Agreements and the fulfillment of the terms hereof and thereof,

(vii)                           that the sale and delivery of the Securities, the Agent’s Compensation Options and the securities comprised therein do not and will not result in a breach of, and does not and will not create a set of facts which, after notice or lapse of time or both, conflict with any terms, conditions or provisions of the articles of the Corporation, the by-laws or any resolutions of the directors or shareholders of the Corporation,

(viii)                        the Corporation being a reporting issuer in the Provinces of British Columbia, Alberta, Ontario and Quebec not in default under Applicable Securities Laws of those provinces,

(ix)                              the distribution of the Securities, the Agent’s Compensation Options and the securities comprised therein being compliant with the requirements of Applicable Securities Laws,

(x)                                 the Corporation being in compliance with all Applicable Business Laws,

(xi)                              with respect to the first trades in the Unit Shares, Warrants and Warrant Shares comprised within the Securities and the Agent’s Common Shares comprised within the Agent’s Compensation Options, and

(xii)                           the Common Shares being quoted for trading on the Exchange and the Common Shares comprised within the Securities and Agent’s Compensation Options having been approved for trading on the Exchange;

It is understood that the Corporation’s Counsel may arrange for the opinions of local counsel acceptable to the Corporation’s Counsel as to matters governed by the laws of Canadian jurisdictions other than Ontario and on certificates of officers of the Corporation, Government Authorities, and the Transfer Agent as to relevant matters of fact.  It is further understood that certain of the opinions which are not matters of Canadian law may be opined upon directly by local counsel and that the Corporation’s Counsel shall be required to also tender such opinions.  It is further understood that the Agent’s Counsel may rely on the opinion of the Corporation’s Counsel as to matters which specifically relate to the Corporation.

(b)                                 a “bring down” certificate of the Corporation dated the Closing Date, addressed to the Agent and signed on the Corporation’s behalf by the President of the Corporation, or such other officer of the Corporation acceptable to the Agent, certifying that:

(i)                                     the Corporation has complied with and satisfied all covenants, terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Closing Time, other than those which have been waived by the Agent,

(ii)                                  the representations and warranties of the Corporation set forth in this Agreement and, where applicable, in the Subscription Agreements are true and correct at the Closing Time, as if made at such time,

(iii)                               no event of the nature referred to in subsection 10.2(a) or subsection 10.2(b) has occurred or to the knowledge of such officer of the Corporation is pending, contemplated or threatened,

(iv)                              the Corporation has made and/or obtained, on or prior to the Closing Time, all necessary filing, approvals, consents and acceptances of applicable regulatory authorities and under any applicable agreement or document to which the Corporation is a party or by which it is bound in respect of the execution and delivery of this Agreement, the Offering and sale and distribution of the Securities, the Agent’s Compensation Options and the securities comprised therein and the consummation of the other transactions contemplated hereby, and

(v)                                 such other matters as may be reasonably requested by the Agent or Agent’s Counsel;

(c)                                  a certified extract of a resolution of the directors of the Corporation authorizing the acceptance of the subscriptions for the Securities and the issuance of the certificates evidencing the securities comprised therein;

(d)                                 evidence satisfactory to the Agent that the Corporation has obtained all necessary approvals of the Exchange for the listing of the Unit Shares and the Warrant Shares subject only to the filing of any documents and payment of any fees which may be required by the Exchange;

(e)                                  copies of the Subscription Agreements executed by the Corporation;

(f)                                   the fees and expenses provided for in Article 8;

(g)                                  definitive certificates representing the Common Shares, the Warrants and the Agent’s Compensation Options in form and substance satisfactory to the Agent; and

(h)                                 the Agent shall have received such other instruments and closing documents as it may reasonably require.

7.2                               The obligations of the Agent hereunder shall be conditional upon the Agent having completed its due diligence review of the Corporation and the results shall have been satisfactory to the Agent;

7.3                               The parties acknowledge that there is no minimum number of Securities that must be subscribed for under the Offering and that Closings may occur on one or more dates as mutually agreed to by the Agent and the Corporation and that the Corporation shall deliver to the Agent the documents referred to in this Article 7, updated as of each Closing Date, and that the Agent shall deliver the applicable Subscription Funds to the

Corporation on each Closing Date, net of fees and expenses retained by the Agent in accordance with the provisions of Article 8 herein.

7.4                               The Agent shall provide the Corporation with a summary of the names and addresses of, and number and type of Securities subscribed for by, each Subscriber at such Closing, and the Corporation shall prepare, in consultation with the Agent, and subsequently file in accordance with Applicable Securities Laws all required documents or reports and pay all prescribed filing fees in relation thereto, within the time limits prescribed for making such filings and undertake any other action as may be reasonable or necessary in the circumstances to qualify the distribution of the Securities, the Agent’s Compensation Options and the securities comprised therein issued under available exemptions from the registration and prospectus requirements of Applicable Securities Laws in the Offering Jurisdictions where such Securities were sold and the Corporation shall provide the Agent with copies of all such filings.

ARTICLE 8
FEES AND EXPENSES

8.1                               In consideration for the Agent’s services hereunder the Corporation has agreed:

(a)                                 to pay to the Agent at the Closing Time a cash commission equal to 7.0% of the gross proceeds of the aggregate number of Units sold pursuant to the Offering including in respect of any Units purchased by the Agent or a Selling Group member as principal hereunder; and

(b)                                 to issue to the Agent, or as the Agent may direct, at the Closing Time, Agent’s Compensation Options equal to 10.0% of the aggregate number of Units sold pursuant to the Offering,  where each Agent’s Compensation Option entitles the Agent to purchase one Common Share of the Corporation (an “Agent’s Common Share”) at CDN$0.50 per Agent’s Common Share for a period of 36 months from the Closing Date and the Agent’s Compensation Options shall be in such form and contain such terms as shall be mutually approved by the Corporation and the Agent.

8.2                               Each party will be responsible for its own legal expenses to complete and close the transaction.  The Corporation must approve in advance all expenses of the Agent (the “Agent’s Expenses”) (to include but not limited to, out of pocket and travel related expenses) incurred in connection with the Agent’s activities hereunder which will be paid to the Agent five (5) days post Closing.

ARTICLE 9
LEGENDS

9.1                               For purposes of complying with Applicable Securities Laws and the rules of the Exchange and until such time as is no longer required under applicable requirements of the Applicable Securities Laws and the rules of the Exchange all certificates representing the Unit Shares, the Warrant Shares and the Agent’s Common Shares (to the extent that such securities are issued prior to the expiry of the applicable hold period) will bear, as of the Closing Date, the following legends as required by National Instrument 45-102 — Resale of Securities and with the necessary information inserted and the Agent agrees to the comply with the terms of such legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS FOUR (4) MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].”

“WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE INC. AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [INSERT DATE THAT IS FOUR (4) MONTHS AND A DAY AFTER THE DISTRIBUTION DATE.]”]

9.2                               For purposes of complying with Applicable Securities Laws and the rules of the Exchange and until such time as is no longer required under applicable requirements of the Applicable Securities Laws and the rules of the Exchange all certificates representing the Warrants and the Agent’s Compensation Options may also bear a legend substantially in the following form as required by the Exchange and the Agent agrees to comply with the terms of such legend:

“WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE INC. AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND ANY SECURITIES ISSUED ON THE EXERCISE OF ANY SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [INSERT DATE THAT IS FOUR (4) MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].”

ARTICLE 10
EARLY TERMINATION

10.1                        All representations, warranties, covenants, terms and conditions of this Agreement shall be construed as conditions, and any material breach or failure to comply with any such representation, warranty, covenant, term or condition by the Corporation shall entitle the Agent to terminate its obligation to distribute the Securities by written notice to that effect given to the Corporation prior to the Closing Date.  The Agent may waive in whole or in part any breach of, default under or non-compliance by the Corporation with, any representation, warranty, covenant, term or condition hereof, or extend the time for compliance therewith, without prejudice to any of its rights in respect of any other representation, warranty, covenant, term or condition hereof, any other breach of, default under or non-compliance with any other representation, warranty, covenant, term or condition hereof, provided that any such waiver or extension shall be binding on the Agent only if the same is in writing.

10.2                        In addition to any other remedies which may be available to the Agent, the Agent shall be entitled, at its option, to terminate and cancel, without any liability on the Agent’s part, the Agent’s obligations under this Agreement if, prior to the Closing Time any of the following occurs:

(a)                                 any order (other than an order based on the activities or alleged activities of the Agent or any member of the Selling Group) to cease or suspend trading in any securities of the Corporation, or prohibiting or restricting the distribution of the Securities, the Agent’s Compensation Options or the securities comprised therein is made, or any proceedings are announced, commenced or threatened for the making of any such order, by any Securities Commission, stock exchange, governmental agency, regulatory body or by any other competent authority, and the same has not been rescinded, revoked or withdrawn;

(b)                                 any inquiry, investigation or other proceeding (whether formal or informal) in relation to the Corporation or any of its Subsidiaries or any of their respective directors or senior officers is announced, commenced or threatened by any Securities Commission, stock exchange, governmental agency, regulatory body or any other competent authority or any order is issued under or pursuant to any Canadian or American statute, or any other applicable law or regulatory authority (unless based on the activities or alleged activities of the Agent or any Selling Group member), or there is any change of law, regulation or policy or the interpretation or administration thereof, which, in the sole opinion of the Agent, operates to materially prevent or restrict trading in the Common Shares or the distribution of the Securities, the Agent’s Compensation Options or the securities comprised therein and which has not been rescinded, revoked or withdrawn;

(c)                                  there should occur any change, event, fact or circumstance (actual, contemplated or threatened) or any development that could result in such a change, event, fact or circumstance, or the Agent has become aware, as a result of its due diligence review or otherwise, of any adverse material information, fact or change (determined solely by the Agent) with respect to the Corporation or any of its Subsidiaries which had not been publicly disclosed or disclosed by the Corporation in writing to the Agent prior to the date hereof, any of which, in the opinion of the Agent, as determined by the Agent, could reasonably be expected to have a material adverse effect on the market price or value or the marketability of the Securities;

(d)                                 there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any action by government, law or regulation, enquiry or other such occurrence which, in the sole opinion of the Agent, materially adversely affects or involves, or might reasonably be expected to materially adversely affect or involve, the financial markets or the business, operations or affairs of the Corporation or any of its Subsidiaries (taken as a whole);

(e)                                  the state of the financial markets or of the industry or markets in which the Corporation or any of its Subsidiaries operates is or becomes such that the Securities cannot, in the reasonable opinion of the Agent, be successfully or profitably marketed;

(f)                                   the Agent determines that the Corporation is in breach of, default under or non-compliance with any material representation, warranty, covenant, term or condition of this Agreement or the Subscription Agreements; or

(g)                                  the Agent is not reasonably satisfied with the results of any due diligence investigations and examinations with respect to the Corporation or any of its Subsidiaries conducted by or on behalf of the Agent.

10.3                        The Agent may exercise any or all of the rights provided for in sections 7.1, 10.1 or 10.2, notwithstanding any act or thing taken or done by the Agent or any action by the Agent, whether before or after the occurrence of any material change, including, without limitation, any act of the Agent related to the offering or continued offering of the Securities for sale and the Agent shall only be considered to have waived or be estopped from expressing or relying upon any of its rights under or pursuant to sections 7.1, 10.1 or 10.2 if such waiver or estoppel is in writing and specifically waives or estops such exercise or reliance.

10.4                        Any termination pursuant to the terms of this Agreement shall be effected by notice in writing delivered to the Corporation; provided that no termination shall discharge or otherwise affect any obligations of the Corporation under sections 8.1, 8.2, 11.1, 11.2, or 11.3.  The rights of the Agent to terminate its obligations hereunder are in addition to, and without prejudice to, any other remedies the Agent may have.

ARTICLE 11
INDEMNIFICATION AND CONTRIBUTION

11.1                        The Corporation shall indemnify and save the Agent, and each and every one of the Agent’s directors, officers, employees, shareholders consultants, agents and the Selling Group members (collectively “Indemnified Parties” and singularly an “Indemnified Person”) harmless against and from all liabilities (whether joint or several), claims, actions, demands, losses (other than losses of profit in connection with the distribution of the Securities), costs, damages and expenses (including reasonable legal fees and expenses) (collectively, the “Liabilities”) to which such person or companies may be subject or which such person or companies may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of:

(a)                                 any misrepresentation or alleged misrepresentation contained in the Public Record (other than any information or statement relating solely to the Agent and furnished to the Corporation by the Indemnified Parties expressly for inclusion in the Public Record) or contained in this Agreement or any certificate or other document delivered by or on behalf of the Corporation to the Indemnified Parties hereunder;

(b)                                 any prohibition or restriction of trading in the securities of the Corporation or any prohibition or restriction affecting the distribution of the Securities, the Agent’s Compensation Options or the securities comprised therein imposed by any Securities Commission, stock exchange or any other competent authority if such prohibition or restriction is based on any misrepresentation or alleged misrepresentation of a kind referred to in subsection 11.1(a) (except a misrepresentation relating solely to the Agent);

(c)                                  any order made or any inquiry, investigation (whether formal or informal) or other proceeding commenced or threatened by any Securities Commission, stock exchange or any other one or more competent authorities into the affairs of the Corporation or any of its directors, officers or principal shareholders or relating to or affecting the distribution of the Securities, the Agent’s Compensation Options or the securities comprised therein other than any such order, inquiry, investigation or other proceeding based solely upon the activities or alleged activities of the Indemnified Parties;

(d)                                 any breach of, default under or non-compliance by the Corporation with any representation, warranty, covenant, term or condition of this Agreement or any requirement of Applicable Business Laws or Applicable Securities Laws;

(e)                                  the exercise by any purchaser of Securities of any contractual or statutory right of rescission in connection with the purchase thereof; or

(f)                                   the performance of professional services rendered to the Corporation by the Indemnified Parties hereunder or in connection with the Offering, including, but not limited to any failure by the Agent to complete the Offering because any of the conditions set out in Article 7 have not been waived or fulfilled or this Agreement has been terminated pursuant to any of the provisions of Article 10.

The Corporation hereby waives its right to recover contribution from the Indemnified Parties with respect to any liability of the Corporation by reason of or arising out of any misrepresentation in the Public Record provided, however, that such waiver shall not apply in respect of liability caused or incurred by reason of or arising out of: (i) any misrepresentation which is based upon information relating solely to the Agent contained in such document and furnished to the Corporation by the Indemnified Parties expressly for inclusion in such document or (ii) any failure by the Indemnified Parties to provide to prospective purchasers of Securities any document which the Corporation is required to provide to such prospective purchasers and which the Corporation has provided to the Indemnified Parties to forward to such prospective purchasers.

With respect to any Selling Group member in respect of which indemnification is or might reasonably be considered to be provided for in this Article 11 and who is not a party to this

Agreement, the Agent shall obtain and hold the rights and benefits of this Article 11 in trust for and on behalf of such Selling Group member.

The Corporation agrees that in case any legal proceedings or investigation shall be brought against or initiated against the Corporation by any Securities Commission, regulatory authority, stock exchange, court, or other entity having regulatory authority, and an Indemnified Person or other representatives of the Agent shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Corporation by the Agent, the Corporation shall pay the Indemnified Parties their respective reasonable costs arising from such a requirement (including an amount to reimburse the Agent for time spent by their personnel in connection therewith on a per diem basis and out-of-pocket expenses incurred by their personnel in connection therewith) as they occur unless such proceedings or investigations shall be brought or initiated as a result of any actions or inaction of the Indemnified Parties, or any of them, or any Selling Group members, if any.

The rights of indemnity contained in this Article 11 shall not apply to an Indemnified Person if the proceedings or liabilities in respect of which indemnification is being sought were solely and directly caused by the gross negligence or fraud of the Agent (including a Selling Group member) or other Indemnified Person.

11.2                        If any claim contemplated by section 11.1 shall be asserted against any Indemnified Person, such Indemnified Person shall notify the Corporation as soon as possible of the nature of such claim (provided that any failure to so notify shall not affect the Corporation’s liability hereunder) and the Corporation shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim, provided however, that the defence shall be through legal counsel selected by the Corporation and acceptable to the Indemnified Person and that no settlement may be made by the Corporation or the Indemnified Person without the prior written consent of the other, such consent not to be unreasonably withheld. The Indemnified Person shall have the right to retain its own counsel in any proceeding relating to a claim contemplated by Article 11 if:

(a)                                 the Corporation or the Indemnified Person has been advised by counsel that there are legal defences available to the Indemnified Person which are different from or additional to defences available to the Corporation (in which case the Corporation shall not have the right to assume the defence of such proceedings on the Indemnified Person’s behalf);

(b)                                 the Corporation shall not have taken the defence of such proceedings and employed counsel within 10 Business Days after receiving notice of commencement of such proceedings; or

(c)                                  the employment of such counsel has been authorized by the Corporation in connection with the defence of such proceedings;

and, in any such event, the reasonable fees and expenses of such Indemnified Person’s counsel (on a solicitor and his client basis) shall be paid by the Corporation.

11.3                        In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement is due in accordance with its terms but is, in whole or in part, for any reason, held by a court to be unavailable for the Corporation on grounds of policy or otherwise, each of the Corporation and the party or parties seeking indemnification shall contribute to the aggregate liabilities, claims, demands, losses (other than losses of profit in connection with the distribution of the Securities), costs, damages and expenses (including legal or other expenses reasonably incurred in connection with the investigation or defence of the same) to which they may be subject or which they may suffer or incur:

(a)                                 in such proportion as is appropriate to reflect the relative benefit received by the Corporation on the one hand, and by the party or parties seeking indemnity on the other hand, from the Offering; or

(b)                                 if the allocation provided by paragraph (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in paragraph (a) above but also to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statements or omissions or other matters which resulted in such liabilities, claims, demands, losses, costs, damages or expenses as well as any other relevant equitable considerations.

The relative benefits received by the Corporation, on the one hand, and the Agent on the other hand shall be deemed to be in the same proportion that the total proceeds of the Offering and the Agent’s Compensation Options received by the Corporation (net of fees but before deducting expenses) bear to the fees received by the Agent.  In any event, the Corporation and the Agent agree that any contribution of the Indemnified Parties shall be limited to the fees paid to the Agent in connection with the distribution of the Securities.  The Corporation agrees that it would not be just and equitable if contributions pursuant to this Agreement were determined by any other method of allocation than those referred to above.

The rights to indemnification and contribution provided in this Article 11 shall be in addition to, and without prejudice to, any other rights which the Agent may have by statute or otherwise by law.

ARTICLE 12
SURVIVAL OF REPRESENTATIONS,
WARRANTIES, COVENANTS, TERMS AND CONDITIONS

12.1                        It is understood that all representations, warranties, covenants, indemnities, terms and conditions herein or contained in certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall survive Closing and the termination of this Agreement and shall continue in full force and effect for the benefit of the Agent regardless of any investigation by or on behalf of the Agent with respect thereto.

ARTICLE 13
NOTICES

13.1                        Any notice or other communication to be given hereunder shall, in the case of notice to be given:

(a)                                 to the Corporation, be addressed to the Corporation at the above address, Fax No. (416) 861-0749 with a copy to Stikeman Keeley Spiegel Pasternack LLP at 200 Front Street West, Suite 2300, Toronto, Ontario M5V 3K2, Attention:  John O’Donnell, Fax No. 416-365-1813; and

(b)                                 to the Agent, be addressed to: IBK Capital Corp. at 130 King Street West, Suite 640, Toronto, Ontario, M5X 1E4, Attention:  Michael F. White, Fax No. (416) 360-4505 with a copy to: BLP Law Professional Corporation at 1 Yonge Street, Suite 950, Toronto, Ontario, M5E 1E5, Attention:  Brian L. Prill, Fax No. (647) 352-8062.

Any such notice or other communication shall be in writing and may be given by telefax or delivery, and shall be deemed to have been given on the day on which it is telefaxed (provided, that it is telefaxed by 5:00 p.m. (Toronto time) on a Business Day, otherwise notice shall be deemed to have been so given on the next Business Day) or upon receipt by a responsible officer of the addressee if delivered.

ARTICLE 14
AGENT’S COVENANTS

14.1                        The Agent covenants and agrees with the Corporation that it shall:

(a)                                 conduct all activities in connection with the Offering in compliance with all applicable securities laws in force from time to time in the applicable Offering Jurisdictions and, without limitation, agrees that it will not take any actions or make available to prospective Subscribers any document or material which would constitute or require the Corporation to prepare an offering memorandum as defined under Applicable Securities Laws;

(b)                                 not solicit subscriptions for Securities, trade in Securities or otherwise do any act in furtherance of a trade of Securities outside of the applicable Offering Jurisdictions except in compliance with the applicable laws thereof and with the express written consent of the Corporation;

(c)                                  use its commercially reasonable efforts to obtain and to deliver to the Corporation at least 24 hours prior to the Closing Time a duly completed Subscription Agreement and such other documents specifically referred to in the Subscription Agreements or as are required under Applicable Securities Laws and supplied to the Agent by the Corporation for completion in connection with the Offering, all of which have been executed by each of the Subscribers;

(d)                                 use its commercially reasonable efforts to ensure that none of the funds the Subscriber is using to purchase the Securities are, to the knowledge of the Agent, proceeds obtained or derived, directly or indirectly, as a result of illegal activities;

(e)                                  not advertise the proposed offering or sale of the Securities in the printed public media, radio or television; and

(f)                                   not solicit subscriptions for Securities except in accordance with the terms and conditions of this Agreement.

ARTICLE 15
CONFIDENTIALITY

15.1                        The Agent will hold in confidence all information received by it from the Corporation which has not been generally disclosed to the public and will not knowingly disclose such information, except as required in its opinion, to discharge its obligations: (i) under this Agreement or (ii) by law.

ARTICLE 16
GENERAL

16.1                        If any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

16.2                        This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and each of the parties hereto irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

16.3                        Time shall be of the essence of this Agreement.

16.4                        This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement.

16.5                        The Corporation and the Agent shall be entitled to rely on delivery of a facsimile or PDF copy of the executed Agreement, and acceptance by the Corporation or the Agent of such facsimile or PDF copy shall be legally effective to create a valid and binding agreement between the Corporation and the Agent in accordance with the terms hereof.

16.6                        This Agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, warranties, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein and without limiting the generality of the foregoing, upon execution of this Agreement by both parties the term sheet between them dated January 18, 2013 shall be deemed to be terminated.

16.7                        It is understood that the terms and conditions of this Agreement supersede any previous verbal or written agreement between the Agent and the Corporation.  In the event that execution pages are delivered to the parties hereto without this entire agreement, the parties hereto are entitled to assume that the executing party has accepted all of the terms and conditions contained in the parts of this Agreement that are not returned, without amendment or modification.  This Agreement may be amended or modified in any respect by written instrument only.  In the event of any inconsistency between the provisions of this Agreement and the Subscription Agreement, the provisions of this Agreement shall prevail.

16.8                        Unless otherwise expressly provided all references herein to dollar amounts are to lawful money of Canada.

16.9                        The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and by returning the same to the Agent’s Counsel.

ACCEPTED, AGREED AND EFFECTIVE as of the 14th day of February, 2013.

IBK CAPITAL CORP.

Per:
Name:	Michael F. White
Title:	President

I have authority to bind the Agent

OPEL TECHNOLOGIES INC.

Per:
Name:	Leon M. Pierhal
Title:	President & Chief Executive Officer

I have authority to bind the Corporation

SCHEDULE “A”

Particulars of all Subsidiaries of the Corporation

Notes:

(1)         As at February 12, 2013, there were 117,803,615 Common Shares of OPEL issued and outstanding.

(2)         As at February 12, 2013, there were 28,374,066 Class A Common Shares of OPEL Solar issued and outstanding, all of which are held by OPEL Technologies Inc.

(3)         As at February 12, 2013, there were 5,500 Common Shares of ODIS Inc. issued and outstanding and representing 55% of the total Voting Securities, which are held by US citizens, who are Insiders of the Company and who are bound by a shareholders’ agreement which restricts their ability to transfer the shares.  As at February 12, 2013, there were also 4,500 Preferred Shares of ODIS Inc. issued and outstanding and representing 45% of the total Voting Securities, which are held by OPEL Solar, Inc.  The Preferred Shares carry virtually 100% of the economic interest.  There are no other outstanding securities of ODIS Inc. other than the Common Shares and the Preferred Shares.

SCHEDULE “B”

Particulars of all Common Shares of the Corporation Reserved for Issuance

The following incentive stock options are outstanding and exercisable:

Option Summary Report

			At Period End
Grant Date	Expiry Date	Grant Price	Exercisable	Outstanding
29-Jul-2008	29-Jul-2013	$0.45 CAD	30,000	30,000
05-Dec-2008	05-Dec-2013	$0.19 CAD	25,000	25,000
13-Feb-2009	13-Feb-2014	$0.16 CAD	190,000	190,000
21-May-2009	21-May-2014	$0.42 CAD	75,000	75,000
20-Aug-2009	20-Aug-2014	$0.39 CAD	15,000	15,000
18-Mar-2010	17-Mar-2020	$0.28 CAD	286,250	286,250
19-Aug-2010	19-Aug-2020	$0.345 CAD	1,042,500	1,042,500
28-Feb-2011	28-Feb-2021	$0.76 CAD	400,000	400,000
11-May-2011	11-May-2021	$1.21 CAD	200,000	200,000
28-Sep-2011	28-Sep-2021	$0.51 CAD	749,250	999,000
16-Feb-2012	16-Feb-2022	$0.23 CAD	652,500	1,305,000
08-Jun-2012	08-Jun-2017	$0.235 CAD	2,750,000	5,500,000
21-Aug-2012	21-Aug-2017	$0.275 CAD	125,000	500,000
26-Oct-2012	25-Oct-2017	$0.43 CAD	125,000	500,000
15-Nov-2012	15-Nov-2017	$0.445 CAD	0	6,350,000
17-Jan-2013	17-Jan-2018	$0.53 CAD	0	50,000
TOTAL			6,665,500	17,467,750

The following incentive warrants are outstanding and exercisable:

Series	Quantity Outstanding	Exercise Price	Expiry Date
Series R	1,295,558	$0.30 CAD	21-Jul-2014
Series S	2,157,348	$0.35 CAD	08-Jun-2015
Series U	2,810,044	$0.35 CAD	22-Jun-2015
Series W	1,554,000	$0.35 CAD	31-Jul-2015
Series Y	6,272,087	$0.35 CAD	07-Sep-2015
Series AA	5,369,000	$0.35 CAD	13-Sep-2015
Series AC	5,000,000	$0.35 CAD	27-Sep-2015
Series T	220,734	$0.23 CAD	08-Jun-2016
Series V	285,289	$0.23 CAD	22-Jun-2016
Series X	155,400	$0.23 CAD	31-Jul-2016
Series Z	522,208	$0.23 CAD	07-Sep-2016
Series AB	536,900	$0.23 CAD	13-Sep-2016
Series AD	500,000	$0.23 CAD	27-Sep-2016
TOTAL	26,678,568